Exhibit 4.4

AVIATION COMMUNICATIONS AND SURVEILLANCE SYSTEMS

401(K) PLAN

(Restated Effective January 1, 2017)

1.41	Termination of Employment	7
1.42	Total Disability	7
1.43	Trust or Trust Fund	7
1.44	Trust Agreement	7
1.45	Trustee	7
1.46	Valuation Date	7

ARTICLE II ADMINISTRATION		8
2.1	Committee	8
2.2	Discretionary Power to Interpret and Administer the Plan	8
2.3	General Provisions	8
2.4	Power to Execute Plan and Government Documents	9
2.5	Claims Procedure	9
2.6	Indemnification	9

ARTICLE III PARTICIPATION		10
3.1	General Conditions of Eligibility	10
3.2	Election to Participate	10
3.3	Transfer to Non-Covered Status	10
3.4	Eligibility upon Re-employment	10
3.5	Service Under Elapsed Time Method	10
3.6	Qualified Military Service	11
3.7	FMLA	11

ARTICLE IV CONTRIBUTIONS		12
4.1	Pre-Tax Contributions	12
4.2	After-Tax Contributions	14
4.3	Catch-Up Contributions	14
4.4	Matching Contributions	14
4.5	Rollover Contributions	15
4.6	Suspension of Contributions Upon Transfer to Non-Covered Status	15
4.7	Timing of Contributions to Trust	15
4.8	Method by Which Contributions are Made to the Trust	15
4.9	Qualified Non-Elective Contributions	16

ARTICLE V LIMITATIONS ON CONTRIBUTIONS		17
5.1	Suspension of Contributions Upon Reaching the Savings Maximum	17
5.2	Return of Excess Deferrals	17
5.3	Section 401(k) Limit on Pre-Tax Contributions	18
5.4	Section 401(m) Limit on Matching Contributions	19
5.5	Annual Additions Limit	21

ARTICLE VI PARTICIPANTS’ ACCOUNTS		24
6.1	Establishment of Accounts	24
6.2	Accounts In Investment Funds	24
6.3	How Accounts are Valued	24

ARTICLE VII INVESTMENT OF CONTRIBUTIONS; TRANSFERS BETWEEN FUNDS		25
7.1	Participant Directed Investments	25
7.2	Limitation or Suspension of Transaction and Limitation of Daily Securities Trading	26

ARTICLE VIII VESTING		27
8.1	Full Vesting in Employee Contribution Accounts	27
8.2	Vesting in Employer Contribution Accounts	27
8.3	Forfeitures	27

ARTICLE IX WITHDRAWALS PRIOR TO TERMINATION OF SERVICE; LOANS		29
9.1	Withdrawals	29
9.2	Withdrawal of After-Tax Contributions	29
9.3	Withdrawal of Rollover Contribution Account	29
9.4	Withdrawal of Vested Matching Contribution Account	29
9.5	Withdrawal of Pre-Tax Contributions	29
9.6	Hardship Withdrawals	29
9.7	Withdrawal of Catch-Up Contributions	31
9.8	Withdrawal Pro-Rata from Investment Funds	31
9.9	Timing of Withdrawal Payments	31
9.10	Loans	31

ARTICLE X DISTRIBUTIONS		33
10.1	Payment Upon Termination of Employment	33
10.2	Cash-Out	33
10.3	Application for Benefits	33
10.4	General Rules	33
10.5	Consent for Early Distributions	34
10.6	Direct Rollover	34
10.7	Distributions in Cash or Stock	35
10.8	Minimum Required Distributions	35

ARTICLE XI SPECIAL TOP-HEAVY PROVISIONS		39
11.1	Top-Heavy Rules	39
11.2	Definitions	39
11.3	Minimum Contribution	41

ARTICLE XII FUNDING OF THE SAVINGS PLAN; TRUST FUND		42
12.1	Trust Agreement	42
12.2	Income on Funds	42
12.3	Exclusive Benefit of Trust Fund	42
12.4	Mistake of Fact	42
12.5	Contributions Disallowed by Code	42

ARTICLE XIII AMENDMENT AND TERMINATION		43
13.1	Plan Amendments	43
13.2	Plan Termination; Discontinuance of Contributions	43

13.3	Vesting on Plan Termination	43
13.4	Distributions on Plan Termination	43

ARTICLE XIV GENERAL PROVISIONS		44
14.1	No Contract of Employment	44
14.2	Payments Solely from Trust Fund	44
14.3	Incompetency	44
14.4	Alienation and QDROs	44
14.5	Notice to the Committee	45
14.6	Mergers and Transfers	45
14.7	Fiduciaries	45
14.8	Plans Shall Comply with Law; Choice of Law	45
14.9	ERISA 404(c)	45
14.10	Gender	45
14.11	Deemed Distributions of Unvested Amounts	45
14.12	Headings	46
14.13	Missing Payees	46
14.14	Changes in Vesting Schedule	46
14.15	Tax Withholding	46
14.16	Common Trust Funds	46

INTRODUCTION

On June 1, 2001, Aviation Communications and Surveillance Systems, LLC (the “Employer”) adopted this Aviation Communication and Surveillance Systems 401(k) Plan (the “Plan”) to provide retirement benefits to certain of its employees.

The Plan is amended and restated effective January 1, 2017.  The terms of this amended and restated Plan apply to Participants whose employment with the Employer terminates on or after January 1, 2017.  Participants whose employment with the Employer terminates prior to January 1, 2017 are entitled to benefits under the terms of the Plan that are in effect on their employment termination date, provided, however, that the lump sum distribution options described in Section 10.2 of this restated Plan shall apply to such Participants.

The benefits payable to or on behalf of a Participant in accordance with the provisions of this restated Plan shall not be affected by the terms of any amendment to the Plan adopted after such Participant’s employment terminates, unless the amendment expressly provides otherwise.

The Plan is intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”) and its Trust is intended to be tax-exempt under Code Section 501.  Participants are entitled to receive benefits in accordance with the terms of the Plan in effect on the date they terminate employment or retire.

ARTICLE I
DEFINITIONS

As used in this Plan, the following terms shall have the meanings set forth herein.

1.1	Account means the individual account or accounts established for a Participant to record contributions, as adjusted for gains, including earnings, and losses.

1.2
Affiliate means the Employer and any entity which is required to be aggregated with the Employer for purposes of the controlled group rules of Code Section 414(b), the common control rules of Code Section 414(c), the affiliated service group rules of Code Section 414(m), or the rules of Code Section 414(o), and, solely for purposes of applying the rules under Section 5.5, the rules of Code Section 415(h), subject to the rules of Code Section 415(h).

1.3	After-Tax Contributions means contributions made pursuant to Section 4.2 of the Plan by a Participant on an after-tax basis.

1.4	After-Tax Contribution Account means the Account established for a Participant to record After-Tax Contributions, as adjusted for gains, including earnings, and losses.

1.5
Beneficiary means the Participant’s beneficiary, as designated by the Participant by providing a designation to the Recordkeeper.  Such designation may be revoked or changed by providing notice to the Recordkeeper.  A designation or change of beneficiary designation shall be delivered to the Recordkeeper in accordance with the Plan’s written administrative procedures.  If upon the death of the Participant there is no properly designated beneficiary then living, “Beneficiary” shall mean the first surviving class of the following classes of beneficiaries:  (a) the Participant’s surviving spouse, (b) the Participant’s surviving children per stirpes (excluding stepchildren but including adopted children), and (c) the Participant’s estate.  Notwithstanding the foregoing, for a Participant who is legally married, “Beneficiary” shall be the Participant’s legal spouse at the time of death unless the Participant designates another beneficiary with the written consent of the Participant’s spouse, which consent acknowledges the specific non-spouse beneficiary, and is given in accordance with the provisions of the Code.   Such consent shall not be valid if the Participant subsequently changes his or her beneficiary designation unless the consent form states that the Participant may subsequently change the beneficiary.  As required by the context of the Plan, the term “Beneficiary” shall include alternate payees, as defined in Code Section 414(p).

If a married Participant designated his or her spouse as Beneficiary and the Plan is provided with written proof of a subsequent legal divorce with such spouse, his or her ex-spouse shall be deemed to have predeceased the Participant for purposes of this Beneficiary designation except to the extent an applicable court order provides that death benefits are payable to the ex-spouse.

1.6	Board of Managers means the Board of Managers of the Employer.

1.7
Catch-Up Contributions mean the contributions made by an Employer at the election of a Participant under Section 4.3, which contributions meet the requirements of, and are described in, Section 414(v) of the Code.  Such Catch-up Contributions shall not be taken into account for purposes of the Plan provisions implementing the limitations of Sections 402(g) and 415 of the Code.  The Plan shall not be treated as failing to satisfy the Plan provisions implementing the requirements of Section 401(a)(4), 401(k)(3), 401(k)(11), 410(b) or 416 of the Code, as applicable, by reason of the making of such Catch-Up Contributions.

1.8	Catch-Up Contribution Account means the Account established for a Participant to record Catch-Up Contributions, as adjusted for gains, including earnings, and losses.

1.9	Code means the Internal Revenue Code of 1986, as amended from time to time, and all appropriate regulations and administrative guidance.

1.10	Committee means the Benefit Plan Committee, which administers the Plan in accordance with ARTICLE II of the Plan.

1.11
Compensation for a Plan Year means the cash remuneration that is paid to the Participant by the Employer during the Plan Year and includible in gross income, including regular earnings; commissions; overtime pay; regular vacation pay; fringe benefits; Code Sections 125 and 132(f)(4) elective payroll deduction contributions; and elective employee deferrals or contributions made under this Plan or any other qualified retirement plan during the Plan Year.  However, the following items are excluded: all bonuses, incentive compensation, all termination incentive or severance payments; lump sum vacation allowances; stock options (either upon their grant or execution); imputed income from life insurance; distributions from any employer qualified retirement plan or welfare plan; employer contributions to any qualified retirement plan or welfare plan; deferred compensation; employee deferrals or contributions under any nonqualified deferred compensation plan; any reimbursed expenses such as relocation expenses and educational expenses; and referral awards.  Compensation taken into account under the Plan for any Plan Year for any Participant shall not exceed $200,000, as adjusted from time to time in accordance with Section 401(a)(17) of the Code.  Any increase in the Section 401(a)(17) limit shall not apply to years preceding the first year for which the increase is effective.  Solely for purposes of the nondiscrimination rules and top-heavy rules of Sections 5.3, 5.4 and 11.2, Compensation shall mean any definition of compensation permitted in Section 414(q)(7) of the Code.

For purposes of determining the amount of any contributions to this Plan, Compensation shall not include stock-based compensation (whether settled in cash or stock) or discretionary cash appreciation awards.  For the avoidance of doubt, stock-based compensation includes cash payments made as dividend equivalents on stock-based awards, and cash payments earned as a result of stock price appreciation or total shareholder returns (whether on a relative or absolute basis).

1.12
Employee means any person who is a common-law employee of the Employer, but excluding any individual who is (a) an independent contractor, (b) a person included in a unit of employees covered by a collective bargaining agreement which does not expressly provide for such person’s participation in the Plan, (c) an employee with no U.S. source income, and (d) a “leased employee” within the meaning of Code Section 414(n).  The Employer’s classification of a person at the time services are performed by such person shall be conclusive.  Reclassification of a person’s status with the Employer, for any reason, without reason to whether it is initiated by a court, governmental agency or otherwise, and without regard to whether or not the Employer agrees to such reclassification, either retroactively or prospectively, shall not result in the person being regarded as an Employee during such time.

1.13	Employee Contributions means a Participant’s Pre-Tax Contributions, After-Tax Contributions, Catch-Up Contributions and Rollover Contributions.

1.14	Employee Contribution Account means the Pre-Tax Contribution Account, After-Tax Contribution Account, Catch-Up Contribution Account and Rollover Contribution Account.

1.15	Employer means Aviation Communications and Surveillance Systems, LLC.

1.16	ERISA means the Employee Retirement Income Security Act of 1974, as amended, and all appropriate regulations and administrative guidance.

1.17	Former Participant means an individual who is not an Employee but has an Account balance under the Plan.

1.18	Highly Compensated Employee means an Employee who is employed by the Employer during the determination year and is described in one or more of the following groups:

(a)	An Employee who was a five-percent owner (as defined in Section 416(i)(1)(iii) of the Code) at any time during the determination year or the look-back year (as described in Treas. Reg. §1.414(q)-1T).

(b)	An Employee who received compensation in excess of $80,000 (or such higher amount as may be established from time to time by the Internal Revenue Service) during the look-back year.

For purposes of the definition of “Highly Compensated Employee,” the “determination year” is the Plan Year for which the determination of who is highly compensated is being made and the “look back year” is the Plan Year immediately preceding the determination year.  “Compensation” for this purpose is defined within the meaning of Section 415(c)(3) of the Code and includes elective or salary reduction contributions to a cafeteria plan or a cash or deferred arrangement.  Employers aggregated under Section 414(b), (c), (m) or (o) are treated as a single employer.

1.19	Hour of Service means:

(a)	Each hour for which the Employee is paid, or entitled to payment, directly or indirectly, from an Employer or an Affiliate;

(b)	Each hour for which back pay, irrespective of mitigation of damages, is awarded to the Employee or agreed to by an Employer or an Affiliate;

(c)
Each hour for which an Employee is paid or entitled to payment by an Employer or an Affiliate on account of a period of time during which no duties are performed due to vacation, holiday, illness, incapacity (including disability), lay-off, jury duty, military duty or leave of absence.  An Hour of Service for which an Employee is directly or indirectly paid, or entitled to payment, on account of a period during which the Employee performed no duties, shall not be credited to the Employee if such payment is made or due under a plan maintained solely for the purpose of complying with any applicable worker’s compensation, disability insurance, or unemployment compensation law.  Hours of Service also shall not be credited for a payment which solely reimburses the Employee for medical or medically related expenses incurred by the Employee.  Not more than 501 Hours of Service shall be credited under this subsection to the Employee on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single Computation Period).

(d)	Hours of Service performed for the Employer as a “leased employee,” as defined in Section 414(n) of the Code, shall be taken into account for eligibility and vesting purposes only.

(e)
Solely for purposes of determining whether an Employee has incurred a Break-in-Service, an Employee who is not otherwise credited with an Hour of Service under subsection (a), (b) or (c) above, shall be credited with an Hour of Service for each additional hour which is part of an Employee’s customary work week with an Employer or an Affiliate during which the Employee is on an unpaid authorized leave of absence, provided the Employee resumes employment with an Employer or an Affiliate upon the expiration of such authorized leave of absence.

(f)
Solely for purposes of determining whether an Employee has incurred a Break-in-Service, an Employee who is absent from work for maternity or paternity reasons and who is not otherwise credited with an Hour of Service under subsection (a), (b), (c) or (d), above, shall receive credit for the Hours of Service for which he would have been regularly scheduled had the Employee performed duties for an Employer or an Affiliate during such absence.  For purposes of such determination, an absence from work for maternity or paternity reasons means an absence (1) by reason of the pregnancy of the Employee, (2) by reason of the birth of a child of such Employee, (3) by reason of the placement of a child with the Employee in connection with the adoption of such child by the Employee, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement.  Hours of Service credited for purposes of such determination shall be credited in the Plan Year in which such absence begins, if necessary to prevent a One Year Period of Severance, or, in all other cases, in the next following Plan Year.  In no event will more than 501 Hours of Service be credited for any single continuous period of time during which the person did not or would not have performed duties.

(g)
The same Hours of Service shall not be credited more than once under subsections (a), (b), (c) or (d) above.  The determination of Hours of Service for reasons other than the performance of duties shall be made in accordance with the provisions of Labor Department Regulations, 29 C.F.R. § 2530.200b-2(b), and Hours of Service shall be credited to computation periods in accordance with the provisions of Labor Department Regulations, 29 C.F.R. § 2530.200b-2(c).

1.20	Investment Fund means the investment funds offered under the Plan, which may be changed by the Committee from time to time without formal plan amendment.

1.21	L3 Stock means the Class A common stock of L3 Technologies , Inc.

1.22	L3 Stock Fund means the Investment Fund that consists of L3 Stock.

1.23	Matching Contributions means the Employer’s contributions made pursuant to Section 4.4 of the Plan on behalf of Participants who make Pre-Tax Contributions and After-Tax Contributions.

1.24	Matching Contribution Account means the Account established for a Participant to record Matching Contributions, as adjusted for gains, including earnings, and losses.

1.25	Non-Covered Status means a Participant’s change of employment status while remaining an employee of the Employer such that he is no longer an Employee as defined in the Plan.

1.26	Non-Highly Compensated Employee means any Employee or former Employee who is not a Highly Compensated Employee.

1.27	Normal Retirement Date means the Participant’s 65th birthday.

1.28	Participant means an Employee who has elected to participate in the Plan.

1.29	Period of Service is defined in Section 3.5(a).

1.30	Period of Severance is defined in Section 3.5(c).

1.31	Plan means this Aviation Communications and Surveillance Systems 401(k) Plan, as amended from time to time.

1.32	Plan Year means the calendar year.

1.33	Pre-Tax Contributions means a Participant’s elective deferrals, as described in Section 402(g)(3) of the Code and made pursuant to Section 4.1 of the Plan.

1.34	Pre-Tax Contribution Account means the Account established for a Participant to record Pre-Tax Contributions, as adjusted for gains, including earnings, and losses.

1.35	Prior Plan means the L-3 Communications Master Savings Plan as in effect on May 31, 2001.

1.36	Recordkeeper means the third party recordkeeper for the Plan.

1.37	Rollover Contributions means the contributions made by an Employee in cash of an amount described in and subject to the provisions of Sections 401(a)(31), 402, 403 or 408 of the Code.

1.38	Rollover Contribution Account means the Account established for a Participant to record Rollover Contributions, as adjusted for gains, including earnings, and losses.

1.39
Service means the period for which the Employee is paid or is entitled to payment, subject to the rules and restrictions of ARTICLE III, for the performance of duties for an Employer, and, solely for purposes of eligibility and vesting, for an Employer and an Affiliate.  Service includes an Employee’s service credited under the Prior Plan for purposes of eligibility and vesting.

1.40	Severance from Service Date is defined in Section 3.5(b).

1.41	Termination of Employment means a severance from employment within the meaning of Section 401(k)(2)(B) of the Code.

1.42	Total Disability means a Participant is totally and permanently disabled as determined under the Employer’s administrative and payroll procedures.

1.43	Trust or Trust Fund means the fund held by the Trustee to which contributions to the Plan shall be made and out of which withdrawals and distributions under the Plan shall be paid.

1.44	Trust Agreement means the Trust Agreement pursuant to which the Plan is funded, as in effect from time to time. The Trust Agreement is incorporated by reference into, and is fully a part of, the Plan.

1.45	Trustee means the trustee at any time acting under the Trust Agreement.

1.46	Valuation Date means the end of each business day.

ARTICLE II
ADMINISTRATION

2.1
Committee.  The Committee shall consist of members appointed by the Board of Managers to serve at its pleasure.  Any member of the Committee may resign by delivering his written resignation to the General Counsel of the Employer.

2.2	Discretionary Power to Interpret and Administer the Plan

(a)
Subject to the limitations of the Plan, the Committee shall establish rules for the administration and interpretation of the Plan.  The determination of the Committee as to any disputed question shall be conclusive.  All actions, decisions and interpretations of the Committee in administering the Plan shall be performed in a uniform and nondiscriminatory manner.

(b)
The Committee has complete discretionary and final authority to determine all questions concerning the interpretation and administration of the Plan.  The administrative decisions and Plan interpretations made by the Committee shall be given full deference by any court of law.

(c)	Each member of the Committee may delegate committee responsibilities among the Employer’s directors, officers or employees, and may consult with and hire outside experts.

(d)
Employees of the Employer or an Affiliate who are human resources personnel or benefits representatives shall, under the authority of the Committee, perform the routine administration of the Plan, such as distributing and collecting forms, creating rules and procedures, and providing information about Plan procedures.

(e)	Should any individual receive oral or written information concerning the Plan, which is contradicted by a subsequent determination by the Committee, the Committee’s final determination shall control.

2.3	General Provisions

(a)
The members of the Committee may authorize one or more of their members to execute or deliver any instrument, make any payment or perform any other act which the Plan authorizes or requires the Committee to do.

(b)
Any act which the Plan authorizes or requires the Committee to do must be done by a majority of its members.  The action of such majority shall constitute the action of the Committee and shall have the same effect for all purposes as if assented to by all members of the Committee at the time in office.

(c)	The Committee may employ counsel and other agents and may procure such clerical, accounting and other services as they may require in carrying out the provisions of the Plan.

(d)	No member of the Committee shall receive any compensation for his or her services as such.

(e)	All expenses of administering the Plan, including, but not limited to, fees of accountants and counsel, shall be paid from the Trust Fund except to the extent paid by the Employer.

(f)
For purposes of ERISA, the Employer shall be the “Named Fiduciary” and the “Plan Administrator” and is hereby designated as agent for service of legal process for the Plan.  The Employer may delegate any and all of its responsibilities as Named Fiduciary and as Plan Administrator among its officers and employees and the employees of L3 Technologies, Inc. with which the Employer is conducting business in the form of a joint venture and may consult with and hire outside experts.

2.4
Power to Execute Plan and Government Documents.  Any appointed Vice President of the Employer shall have the authority to execute governmental filings or other documents relating to the Plan, or the Employer may delegate this authority to another officer or employee of the Employer.

2.5	Claims Procedure

(a)
The Committee shall make all determinations as to the right of any person to benefits. The Committee shall adopt procedures for the presentation of claims for benefits and for the review of the denial of such claims by the Committee. The decision of the Committee upon such review shall be final, subject to appeal rights provided by law.

(b)
Any legal action for benefits under the Plan must be commenced within two years of the date that an initial claim for benefits was filed with the Plan Administrator. The Plan Administrator will be the necessary party to any action or proceeding involving the assets held with respect to the Plan or the administration thereof. No Employee, Participant, Former Participant or their Beneficiaries, or any other person having or claiming to have an interest in the Plan will be entitled to any notice or process. Any final judgment that may be entered in any such action or proceeding will be binding and conclusive on all persons having or claiming to have any interest in the Plan.

2.6
Indemnification.  To the fullest extent permitted by law, the Employer agrees to indemnify, to defend, and hold harmless the members of the Committee, individually and collectively, against any liability whatsoever for any action taken or omitted by them in good faith in connection with the Plan or their duties hereunder and for any expenses or losses for which they may become liable as a result of any such actions or non-actions unless resultant from their own gross negligence or willful misconduct as determined by the Board of Managers, and the Employer shall purchase insurance for the Committee to cover any of their potential liabilities with regard to the Plan and Trust.

ARTICLE III
PARTICIPATION

3.1	General Conditions of Eligibility

(a)	Each Employee shall be eligible to participate in the Plan immediately.

(b)	An Employee shall be eligible to participate in the Plan only during those periods during which the Employee is in the Service of an Employer.

(c)
A Participant who remains employed with an Employer, but who ceases to be an Employee because of a change in employment status shall become a Former Participant.  Accounts of all Former Participants shall (unless liquidated) continue to be adjusted by other amounts properly credited or debited to such Accounts pursuant to ARTICLE VI of the Plan.

3.2	Election to Participate. Each Employee shall become a Participant only upon making proper electronic application in accordance with procedures established by the Committee and the Recordkeeper.

3.3
Transfer to Non-Covered Status.  In the event a Participant is transferred to Non-Covered Status, no further contributions shall be made on behalf of the Participant.  The Participant shall continue to receive vesting credit under the Plan for service in Non-Covered Status.

3.4
Eligibility upon Re-employment.  A Participant who terminates employment with the Employer and is reemployed by any Employer shall again become a Participant as of the date on which he or she again becomes an Employee, provided he or she makes proper application.

3.5	Service Under Elapsed Time Method

(a)
A Period of Service begins on the date the Employee first completes an Hour of Service or the date on which the Employee completes an Hour of Service following a Period of Severance and ends on his or her Severance from Service Date.

(b)
Service shall not be credited on or after any Severance from Service Date.  As of a Severance from Service Date, the Participant shall become a Former Participant.  A Severance from Service Date is the earlier of (1) the date on which the Employee quits, retires, is discharged or dies, or (2) the first anniversary of the first date of a period in which the Employee remains absent from Service with the Employer for any reason other than quit, retirement, discharge or death. If a quit, retirement, death, or termination occurs following an absence for any other reason (such as leave, or temporary lay-off with recall rights), but before a Period of Severance has occurred, then a Severance from Service Date will occur as of the quit, retirement, death or termination.  Notwithstanding the preceding, if an Employee quits, retires, or terminates, and returns to active employment within 12 months of his initial Severance from Service Date, then his entire Period of Severance will be credited as a Period of Service for eligibility and vesting purposes, although not for contribution purposes.

(c)
A Period of Severance is the time between the Employee’s Severance from Service Date and the date the Employee again performs an Hour of Service with the Employer or an Affiliate.  If an Employee’s absence is due to maternity or paternity leave, a Period of Severance shall begin on the first anniversary of the Employee’s Severance from Service Date. A maternity or paternity leave of absence means an absence from work for any period by reason of the Employee’s pregnancy, birth of the Employee’s child, placement of a child with the Employee in connection with the adoption of such child, or any absence for the purpose of caring for such child for a period immediately following such birth or placement.

(d)
Should an Employee who is not vested in all his Accounts incur a Period of Severance, and again become an Employee, the Periods of Service earned before and after the Period of Severance shall be aggregated.

3.6
Qualified Military Service.  Notwithstanding any provision of this Plan to the contrary, contributions, benefits, and service credit with respect to “qualified military service,” as defined in Code Section 414(u)(5), will be provided in accordance with Code Section 414(u).  In the case of a Participant who dies while performing qualified military service, the survivors of the Participant are entitled to any additional benefits because of death, including vesting and survivor benefits contingent on termination of employment (but not benefit accruals relating to the period of qualified military service), that would have been provided under the Plan had the Participant resumed employment and then terminated employment on account of death.  An individual receiving a “differential wage payment,” as defined in Section 3401(h) of the Code, is treated as an employee of the Employer making the payment and the differential wage payment is treated as compensation for purposes of Code requirements applicable to the Plan.

3.7
FMLA.  To the extent required by the Family Medical Leave Act of 1993, 29 U.S.C. § 2601 et al., Service shall include any period for which an Employee is regularly scheduled to work but is absent for a family or medical leave of absence.

ARTICLE IV
CONTRIBUTIONS

4.1	Pre-Tax Contributions

(a)
A Participant who is a Non-Highly Compensated Employee may elect to have Pre-Tax Contributions deducted from his or her Compensation for each pay period in an amount elected by the Participant, which may be equal to any whole percentage of the Participant’s Compensation for each such pay period not to exceed 25 percent of his or her Compensation (or such other percentage as may be designated by the Employer, in writing, without formal plan amendment).  A Participant who is a Highly Compensated Employee may elect to have Pre-Tax Contributions deducted from his or her Compensation for each pay period in an amount elected by the Participant, which may be equal to any whole percentage of the Participant’s Compensation for each such pay period not to exceed 6 percent of his or her Compensation (or such other percentage as may be designated by the Employer, in writing, without formal plan amendment).

(b)	A Participant may change the amount of, or suspend, his or her Pre-Tax Contributions as of any date.

(c)	A Participant who has suspended his or her Pre-Tax Contribution may resume making Pre-Tax Contributions as of any date after such suspension.

(d)
Any election described in this Section 4.1 shall be made with the Recordkeeper in accordance with the procedures established by the Committee and the Recordkeeper, and shall be effective as soon as administratively feasible after receipt by the Recordkeeper.

(e)
An Employee who has satisfied the eligibility requirements of Section 3.1 (an “Eligible Employee”) and whose date of hire is on or after July 1, 2008 will be deemed to have elected that a Pre-Tax Contribution of three percent of the Eligible Employee’s Compensation be deducted from the Eligible Employee’s Compensation for each payroll period starting on or after the 60th day following such date of hire and credited to the Eligible Employee’s Pre-Tax Contribution Account, subject to the following conditions and requirements:

(1)
Unless an Eligible Employee elects otherwise, the Pre-Tax Contributions will be invested in an investment fund designated by the Committee that satisfies the requirements for a “qualified default investment alternative” (QDIA) under regulations issued by the U.S. Department of Labor.   The Eligible Employee may transfer all or a portion of the amounts invested in the QDIA to other investment alternatives under the Plan to the same extent as Participants who affirmatively elected to invest in the QDIA; provided, however, that any such transfer within the first 90 days following the initial automatic Pre-Tax Contribution shall not be subject to any restrictions, fees or expenses (including without limitation surrender charges, liquidation or exchange fees, redemption fees and similar expenses charged in connection with the liquidation of, or transfer from, the QDIA) and following such 90-day period shall not be subject to any such restrictions, fees and expenses that are not otherwise applicable to Participants who affirmatively elected to invest in the QDIA.

(2)
An Eligible Employee described in this Section 4.1(e) may change the amount of or suspend automatic Pre-Tax Contributions at any time by making an affirmative election under Sections 4.1(b) or (c) in accordance with rules established by the Committee.

(3)
Each Eligible Employee will be provided with a notice written in a manner calculated to be understood by the average Eligible Employee no less than 30 days and no more than 90 days prior to the Eligible Employee’s first automatic Pre-Tax Contribution and no less than 30 days and no more than 90 days prior to the beginning of each subsequent Plan Year that includes the following information: the automatic Pre-Tax Contribution election that will be made on the Eligible Employee’s behalf if the Eligible Employee does not make an affirmative election; the Eligible Employee’s rights to suspend or change the Pre-Tax Contribution election in accordance with Sections 4.1(b) and (c); the investment of automatic Pre-Tax Contributions in the QDIA in the absence of any other investment election by the Eligible Employee; a description of the QDIA including investment objectives, risks and return characteristics and fees and expenses; the right of Eligible Employees on whose behalf assets are invested in a QDIA to direct the investment of such assets to another investment alternative under the Plan, including any restrictions, fees or expenses applicable to such transfer; an explanation of where the Eligible Employee can obtain information concerning other investment alternatives under the Plan; and such other information and as may be required by applicable law.

(4)
The Eligible Employee will receive a copy of the most recent prospectus for the QDIA provided to the Plan no later than immediately after the initial automatic Pre-Tax Contribution is invested in the QDIA.  In addition, the Eligible Employee will be entitled to receive upon written request such other information as may be made available upon request to Participants who affirmatively elect that a portion of their Accounts be invested in the QDIA.

(5)
The Eligible Employee will receive any materials provided to the Plan relating to the exercise of voting, tender or similar rights with respect to the QDIA to the extent those rights are passed through to Participants under the terms of the Plan as well as a description of any Plan provisions relating to the exercise of such rights.

(6)	This Section 4.1(e) will be applicable to Eligible Employees subject to collective bargaining agreements only to the extent permitted under the terms of the applicable collective bargaining agreement.

4.2
After-Tax Contributions.  A Participant who is a Non-Highly Compensated Employee may elect to have After-Tax Contributions deducted from his or her Compensation for each pay period in an amount elected by the Participant, which may be equal to any whole percentage of the Participant’s Compensation for each such pay period not to exceed 25 percent of his or her Compensation (or such other percentage as may be designated by the Employer, in writing, without formal plan amendment) less the amount of the Participant’s Pre-Tax Contributions for such pay period.  A Participant who is a Highly Compensated Employee may elect to have After-Tax Contributions deducted from his or her Compensation for each pay period in an amount elected by the Participant, which may be equal to any whole percentage of the Participant’s Compensation for each such pay period not to exceed 6 percent of his or her Compensation (or such other percentage as may be designated by the Employer, in writing, without formal plan amendment), less the amount of the Participant’s Pre-Tax Contributions for such pay period.  An election to make After-Tax Contributions shall be made in accordance with procedures established by the Committee and the Recordkeeper, and shall be effective as soon as administratively feasible after receipt by the Recordkeeper.

4.3
Catch-Up Contributions.  A Participant who is at least age 50 by December 31 of a calendar year may elect to have Catch-Up Contributions deducted from his or her Compensation in an amount elected by the Participant, which may be equal to any whole percentage not to exceed the 50 percent of his or her Compensation for a pay period (or such other percentage as may be designated by the Employer, in writing, without formal plan amendment).  An election to make Catch-Up Contributions will be subject to the rules of Sections 4.1(b), (c) and (d).

4.4	Matching Contributions

(a)
Less Than A Five Year Period of Service.  With respect to an eligible Participant who has a Period of Service of less than five years and who makes Pre-Tax Contributions, After-Tax Contributions or Catch-Up Contributions for a payroll period, the Employer shall make a Matching Contribution in an amount equal to 50 percent of the Participant’s aggregate Pre-Tax Contributions and After-Tax Contributions up to 8 percent of Compensation for the payroll period and an additional Matching Contribution in an amount equal to 50 percent of the Participant’s Catch-Up Contributions up to 8 percent of Compensation for the payroll period.

(b)
At Least A Five Year Period of Service.  With respect to an eligible Participant who has a Period of Service of at least five years and who makes Pre-Tax Contributions, After-Tax Contributions or Catch-Up Contributions for a payroll period, the Employer shall make a Matching Contribution in an amount equal to 100 percent of the Participant’s aggregate Pre-Tax Contributions and After-Tax Contributions up to 8 percent of Compensation for the payroll period and an additional Matching Contribution in an amount equal to 100 percent of the Participant’s Catch-Up Contributions up to 8 percent of Compensation for the payroll period.

(c)
Employees hired on or after July 1, 2007.  With respect to an eligible Participant whose employment with the Employer begins on or after July 1, 2007, and who makes Pre-Tax Contributions or After-Tax Contributions for a payroll period, the Employer shall make a Matching Contribution in an amount equal to 75 percent of the Participant’s aggregate Pre-Tax Contributions and After-Tax Contributions up to 8 percent of Compensation for the payroll period for the first five years of Service and 100 percent of the Participant’s aggregate Pre-Tax Contributions and After-Tax Contributions up to 8 percent of Compensation for the payroll period for all subsequent years of Service.

4.5
Rollover Contributions.  An Employee may make a Rollover Contribution at any time regardless of whether the Employee has met the eligibility requirements and regardless of whether the Employee has elected to make Pre-Tax Contributions or After-Tax Contributions.  A Rollover Contribution shall be paid to the Trustee in cash.  The Committee shall develop such procedures and require such information from an individual desiring to make a Rollover Contribution as it deems necessary or desirable to determine that the proposed contribution will meet the requirements for a Rollover Contribution as set forth in the Plan and the Code, and for the return of Rollover Contributions, and the earnings and losses thereon, which have been determined to have been invalidly made.

4.6
Suspension of Contributions Upon Transfer to Non-Covered Status.  In the event a Participant is transferred to Non-Covered Status, the Participant shall become a Former Participant and his or her Employee Contributions, if any,  shall be automatically suspended as of the date of such transfer.

4.7	Timing of Contributions to Trust

(a)
The Employer shall pay to the Trust an amount equal to the Participants’ Employee Contributions as soon as practicable after such amounts are deducted from their remuneration, but not later than required under applicable law.

(b)
The Employer shall pay to the Trust an amount equal to the Matching no later than the time prescribed by law for filing the Employer’s Federal income tax return, including extensions, for the year for which the contributions are made.

(c)	Employee Contributions shall be made in cash.

4.8	Method by Which Contributions are Made to the Trust. Matching Contributions shall be made in shares of L3 Stock. Employee Contributions shall be made in cash.

4.9	Qualified Non-Elective Contributions

(a)
The Employer may make Qualified Non-Elective Contributions and Qualified Matching Contributions, as defined in subsections (b) and (c) below, on behalf of Participants who are Non-Highly Compensated Employees.  The Qualified Non-Elective Contributions and Qualified Matching Contributions, if any, will be allocated to Participants who are Non-Highly Compensated Employees in accordance with Treas. Reg. 1.401(k)-2(a)(6) and 1.401(m)-2(a)(g), respectively.

(b)
“Qualified Non-Elective Contributions” shall mean contributions other than Qualified Matching Contributions, made by the Employer that are nonforfeitable when made to the Plan and are subject to the same distribution rules as Pre-Tax Contributions, provided that Qualified Non-Elective Contributions shall not be eligible for hardship withdrawals.

(c)
Qualified Matching Contributions” means Matching Contributions that are nonforfeitable when made to the Plan and that are distributable only in accordance with the distribution provisions (other than for hardships) applicable to Pre-Tax Contributions.

ARTICLE V
LIMITATIONS ON CONTRIBUTIONS

5.1	Suspension of Contributions Upon Reaching the Savings Maximum

(a)
A Participant’s Pre-Tax Contributions shall automatically be suspended when the aggregate amount of such Pre-Tax Contributions for any Plan Year equals the maximum amount permitted under Section 402(g) of the Code.  A Participant whose Pre-Tax Contributions have been suspended pursuant to paragraph (a) shall automatically have Pre-Tax Contributions deducted from his or her Compensation as of the first day of the next succeeding Plan Year at the same deferral percentage as the Participant had most recently elected prior to such suspension, provided that the Participant has not made an election to make After-Tax Contributions at any time after the date that the Pre-Tax Contributions were suspended and further provided that the Participant has not made an election to make  Pre-Tax Contributions in a different amount.  A Participant who, after  reaching the maximum amount permitted under Section 402(g) of the Code, makes an election to make After-Tax Contributions, shall not have Pre-Tax Contributions automatically deducted from his or her Compensation for the next Plan Year until such Participant makes a new salary deferral election for such next Plan Year.

(b)
A Participant’s Catch-Up Contributions shall automatically be suspended when the aggregate amount of such Catch-Up Contributions for any Plan Year equals the maximum amount permitted under Section 414(v) of the Code.  A Participant whose Catch-Up Contributions have been suspended must make a new election to make Catch-Up Contributions for the Plan Year .

5.2
Return of Excess Deferrals.  If the aggregate of the Participant’s Pre-Tax Contributions or Catch-Up Contributions to this Plan and any other plan to which the Participant makes elective deferrals as defined in Section 402(g)(3) of the Code for any Plan Year exceeds the maximum amount permitted under Section 402(g) or 414(v) of the Code for such Plan Year , the Participant may notify the Recordkeeper no later than the date established by the Recordkeeper of the amount of the excess deferrals to be assigned to the Plan.  If there are excess deferrals that arise by taking into account only those Pre-Tax Contributions or Catch-Up Contributions to this Plan, the Participant shall be deemed to have notified the Recordkeeper of such excess deferrals.  Upon receipt of such notice (or deemed notice), the Recordkeeper shall cause an amount of Pre-Tax Contributions or Catch-Up Contributions equal to the excess deferrals allocated to the Plan and the income allocable thereto to be distributed to such Participant prior to April 15 of such following Plan Year.  Pre-Tax Contributions or Catch-Up Contributions for which the Employer does not makes a Matching Contribution shall be returned before Pre-Tax Contributions for which a Matching Contribution has been made.  Excess deferrals to be distributed for a taxable year will be reduced by excess contributions previously distributed under Section 5.3(b) for the Plan Year beginning in such taxable year.  For purposes of this Section, the term “excess deferrals” with respect to Pre-Tax Contributions means a Participant’s Pre-Tax Contributions to this Plan and to a plan maintained by any other employer that, in the aggregate, exceed the maximum amount permitted under Section 402(g) of the Code.  For purposes of this Section, the term “excess deferrals” with respect to Catch-Up Contributions means a Participant’s Catch-Up Contributions to the Plan and  to a plan maintained by any other employer that, in the aggregate, exceed the maximum amount permitted under Section 414(v) of the Code.

5.3	Section 401(k) Limit on Pre-Tax Contributions

(a)
The Committee shall determine, during and as of the end of each Plan Year, the Actual Deferral Percentages relevant for purposes of this Section based on the actual and projected rate for each Participant of his Compensation and Pre-Tax Contributions for the remainder of the Plan Year.  If, based on such determination, the Committee concludes that a reduction in the Pre-Tax Contributions for any Participant is necessary or advisable in order to comply with the limitations of paragraph (1) or (2) below, it shall so notify each affected Participant.  In such event, the maximum allowable Pre-Tax Contributions shall be reduced in accordance with the direction of the Committee, and the contribution election of each Participant affected by such determination shall be modified accordingly.

(1)
The Actual Deferral Percentage (as defined below) for the group of Highly Compensated Employees is not more than the Actual Deferral Percentage for the group of Non-Highly Compensated Employees multiplied by 1.25.

(2)
The Actual Deferral Percentage for the group of Highly Compensated Employees is not more than the Actual Deferral Percentage for the group of Non-Highly Compensated Employees multiplied by 2.0 and is not more than 2 percentage points more than the Actual Deferral Percentage for the group of Non-Highly Compensated Employees.

(3)	For the purposes of paragraphs (1) and (2) above:

(A)
The “Actual Deferral Percentage” for a specified group of Participants for a Plan Year shall be the average of the ratios (calculated separately for each Participant in such group and rounded to the nearest 0.01%) of

(i)
the amount of Pre-Tax Contributions and Qualified Non-Elective Contributions-on behalf of each such Participant for such Plan Year (including the amount of any Excess Deferrals distributed to a Participant), to

(ii)	such Participant’s Compensation for such Plan Year.

(B)	For the purposes of the Actual Deferral Percentage test only, “Participant” means any Employee who is eligible to participate in the Plan for part or all of the applicable Plan Year.

(b)
If the limits of Section 5.3(a) are not met and the Employer does not make Qualified Non-Elective Contributions (as defined in Section 4.9(b)) for the Plan Year, any “excess contributions” for the Plan Year shall be distributed in cash to the Highly Compensated Employees on whose behalf they were paid into the Plan, no later than two and one-half months after the end of such Plan Year, if at all possible, and in any event no later than the close of such following Plan Year.  The amount distributed to any such Participant shall be increased or decreased by a pro rata share of the net income or loss attributable to such “excess contributions” as determined by the Committee in accordance with applicable regulations.  If such Participant’s excess contributions are invested in more than one Investment Fund, such distribution shall be made pro rata, to the extent practicable, from all such Investment Funds. For purposes of this Section 5.3(b), “excess contributions” means, with respect to any Plan Year, the excess of (1) the aggregate amount of Pre-Tax Contributions actually paid into the Plan on behalf of Highly Compensated Employees for such Plan Year, over (2) the maximum amount of such contributions permitted for such Plan Year under the limitations set forth above, determined by reducing the amount of Pre-Tax Contributions on behalf of Highly Compensated Employees in the order of their highest Actual Deferral Percentages until the requirements of Section 5.3(a) are satisfied.  Excess contributions to be distributed for a taxable year will be reduced by excess deferrals previously distributed under Section 5.2 for the Plan Year beginning in such taxable year.  Any Employer Matching Contributions made with respect to excess contributions shall be forfeited.  Forfeitures shall be applied to reduce contributions that the Employer is required to pay into the Plan and to pay Plan expenses.

(c)	The rules of Section 401(k)(3) and Treasury Regulation Section 1.401(k)-1 are hereby incorporated by reference.

5.4	Section 401(m) Limit on Matching Contributions

(a)
The Committee shall determine, during and as of the end of each Plan Year, the Contribution Percentage relevant for purposes of this Section, based on the actual and projected rate for each Participant of his or her Compensation, Matching Contributions, and After-Tax Contributions.  If, based on such determination, the Committee concludes that a reduction in Matching Contributions or After-Tax Contributions made for any Participant is necessary or advisable in order to comply with the limitations of paragraph (1) or (2) below, it shall so notify each affected Participant.  In such event, the maximum allowable Matching Contributions and After-Tax Contributions shall be reduced in accordance with the direction of the Committee.

(1)
The Actual Contribution Percentage (as defined below) for the group of Highly-Compensated Employees is not more than the Actual Contribution Percentage for the group of Non-Highly Compensated Employees multiplied by 1.25.

(2)
The Actual Contribution Percentage for the group of Highly Compensated Employees is not more than the Actual Contribution Percentage for the group of Non-Highly Compensated Employees multiplied by 2.0 and is not more than 2 percentage points more than the Actual Contribution Percentage for the group of Non-Highly Compensated Employees.

(3)	For the purposes of paragraphs (1) and (2) above:

(A)
The “Actual Contribution Percentage” for a specified group of Participants for a Plan Year shall be the average of the ratios (calculated separately for each Participant in such group and rounded to the nearest 0.01%) of

(i)
the amount of Matching Contributions, After-Tax Contributions and Qualified Matching Contributions on behalf of each such Participant for such Plan Year (including the amount of any Excess Deferrals distributed to a Participant), to

(ii)	such Participant’s Compensation, for such Plan Year.

(B)	For the purposes of the Actual Contribution Percentage test only, “Participant” means any Employee who is eligible to participate in the Plan for part or all of the applicable Plan Year.

(b)
If the limits of Section 5.4(a) are not met and the Employer does not make Qualified Matching Contributions for the Plan Year (as defined in Section 4.9(c)), any “excess aggregate contributions” for the Plan Year shall be distributed in cash to the Highly Compensated Employees on whose behalf they were paid into the Plan, no later than two and one-half months after the end of such Plan Year, if at all possible, and in any event no later than the close of such following Plan Year.  The amount distributed to any such Participant shall be increased or decreased by a pro rata share of the net income or loss attributable to such “excess aggregate contributions” as determined by the Committee in accordance with applicable regulations.  If such Participant’s excess aggregate contributions are invested in more than one Investment Fund, such distribution shall be made pro rata, to the extent practicable, from all such Investment Funds. For purposes of this Section 5.4(b), “excess aggregate contributions” means, with respect to any Plan Year, the excess of (1) the aggregate amount of Matching Contributions or After-Tax Contributions actually paid into the Plan on behalf of Highly Compensated Employees for such Plan Year, over (2) the maximum amount of such contributions permitted for such Plan Year under the limitations set forth above, determined by reducing the amount of Matching Contributions and After-Tax Contributions on behalf of Highly Compensated Employees in the order of their highest Actual Contribution Percentages until the requirements of Section 5.4(a) are satisfied.

(c)	The rules of Section 401(m)(2) and Treasury Regulation Section 1.401(m)-1 are hereby incorporated by reference.

5.5	Annual Additions Limit

(a)
Notwithstanding any other provision of the Plan to the contrary, the maximum amount of annual additions which may be credited to a Participant’s Accounts for any Plan Year shall not exceed the lesser of (1) $40,000 as adjusted for increases in the cost-of-living in accordance with regulations prescribed by the Secretary of Treasury; provided, however, that no such increase in the maximum dollar amount shall become effective until January 1 of the applicable calendar year and shall apply beginning with the Plan Year coincident with such calendar year); or (2) 100% (or such other percentage as determined in accordance with the Code) of the Participant’s Section 415 earnings (as defined in paragraph (c) of this Section) for such Plan Year.  For the purpose of this paragraph, a Participant’s “annual additions” for any Plan Year shall mean the sum of (A) employer contributions and forfeitures allocable to a Participant under all plans (or portions thereof) maintained by an Employer or an Affiliate subject to Section 415(c) of the Code, (B) the Participant’s employee contributions under all such plans (or portions thereof), and (C) amounts described in Section 419A(d)(2) of the Code (relating to post-retirement medical benefits of key employees) or allocated to a pension plan individual medical account described in Section 415(l) of the Code, to the extent includible for purposes of Section 415(c)(2) of the Code.  A Participant’s employee contributions shall be determined without regard to (i) any rollover contributions, (ii) any repayments of loans, or (iii) any prior distributions repaid upon the exercise of buy back rights.  Employer and employee contributions taken into account as Annual Additions shall include “excess contributions” as defined in Section 401(k)(8)(B) of the Code, “excess aggregate contributions” as defined in Section 401(m)(6)(B) of the Code, and “excess deferrals” as described in Section 402(g) of the Code, regardless of whether such amounts are distributed or forfeited (except to the extent such “excess deferrals” are distributed to the Participant before the end of the taxable year of the Participant in which such deferrals were made).

If the Annual Addition of a Participant would exceed the limitations set forth in subsection (a), such excess Annual Addition may be corrected using any appropriate correction under the IRS Employee Plans Compliance Resolution System, or any successor thereto.

(b)
For the purposes of this Section, this Plan and all other defined contribution plans (as defined in Section 414(i) of the Code) maintained by the Employer, or an Affiliate (whether or not terminated) shall be treated as one defined contribution plan.

(c)	For purposes of this Section, the following terms shall have the meanings set forth below:

(1)
a Participant’s “Section 415 earnings” means wages, salaries, and fees for professional services and other amounts received for personal services actually rendered in the course of employment with the Employer or an Affiliate up to, but not in excess of, the limit in Section 401(a)(17) of the Code in effect for that Plan Year (as adjusted for cost of living in accordance with that Code Section), including, but not limited to, commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, and Pre-Tax Contributions and any employee contributions made under a plan maintained by the Employer pursuant to Sections 125, 132(f)(4) or 401(k) of the Code, and excluding Employer contributions to a plan of deferred compensation which are not includible in the Participant’s gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension plan to the extent such contributions are deductible by the Participant, or any distributions from a plan of deferred compensation; amounts realized from the exercise of a non-qualified stock option, when restricted stock (or property) held by the Participant either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; amounts realized from the sale, exchange or other disposition of stock acquired under an incentive stock option; and other amounts which receive special tax benefits, or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity described in Section 403(b) of the Code (whether or not the amounts are actually excludible from the gross income of the Participant).  Amounts under Section 125 of the Code shall include amounts not available to a Participant in cash in lieu of group health coverage because the Participant is unable to certify that he or she has other health coverage.  An amount will be treated as an amount under Section 125 of the Code only if the Employer does not request or collect information regarding the Participant’s other health coverage as part of the enrollment process for the health plan.

For purposes of the limitation under Section 415 of the Code, “Section 415 Earnings” for the limitation year shall include compensation paid by the later of 2-½ months after a Participant’s severance from employment with the Employer or an Affiliate or the end of the limitation year that includes the date of the Participant’s severance from employment with the Employer or an Affiliate, if:

(i)
the payment is regular compensation for services during the Participant’s regular working hours, or compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments, and, absent a severance from employment, the payments would have been paid to the Participant while the Participant continued in employment with the Employer or an Affiliate; or

(ii)	the payment is for unused accrued bona fide sick, vacation or other leave that the Participant would have been able to use if employment had continued; or

(iii)
the payment is received by the Participant pursuant to a nonqualified unfunded deferred compensation plan and would have been paid at the same time if employment had continued, but only to the extent includible in gross income.

Any payments not described above shall not be considered compensation if paid after severance from employment, even if they are paid by the later of 2-½ months after the date of severance from employment or the end of the limitation year that includes the date of severance from employment, except: (a) payments to an individual who does not currently perform services for the Employer or an Affiliate by reason of qualified military service (within the meaning of Section 414(u)(1) of the Code) to the extent these payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer or an Affiliate rather than entering qualified military service; or (b) compensation paid to a Participant who is permanently and totally disabled, as defined in Section 22(e)(3) of the Code, provided salary continuation applies to all Participants who are permanently and totally disabled for a fixed or determinable period, or the Participant was not a highly compensated employee, as defined in Section 414(q) of the Code, immediately before becoming disabled.

(2)
“Qualified Nonelective Contributions” means contributions other than Matching Contributions or Qualified Matching Contributions) made by the Employer and allocated to participants’ accounts that the participants may not elect to receive in cash until distributed from the Plan; that are nonforfeitable when made to the Plan; and that are distributable only in accordance with the distribution provisions (other than for hardships) applicable to Pre-Tax Contributions.

(3)
“Qualified Matching Contributions” means Matching Contributions that are nonforfeitable when made to the Plan and that are distributable only in accordance with the distribution provisions (other than for hardships) applicable to Pre-Tax Contributions.

ARTICLE VI
PARTICIPANTS’ ACCOUNTS

6.1	Establishment of Accounts. The Committee shall establish and maintain the following Accounts for each Participant to the extent applicable:

(a)	Pre-Tax Contribution Account for each Participant who makes Pre-Tax Contributions;

(b)	After-Tax Contribution Account for each Participant who makes After-Tax Contributions;

(c)	Catch-Up Contribution Account for each Participant who makes Catch-Up Contributions;

(d)	Matching Contribution Account for each Participant for whom Matching Contributions are made;

(e)	Rollover Contribution Account for each Participant who makes Rollover Contributions; and

(f)	Such other Accounts as may be necessary to record any other types of contributions made on behalf of a Participant.

6.2	Accounts In Investment Funds. A Participant’s Accounts shall be invested in the applicable Investment Funds in accordance with the provisions of ARTICLE VII.

6.3	How Accounts are Valued

(a)	The value of a Participant’s Accounts shall be determined as of the close of each Valuation Date.

(b)
The value of a Participant’s Account as of any Valuation Date shall first be decreased by any withdrawals, loans or distributions from the Account made on such Valuation Date and then increased or decreased by the Account’s pro rata share of income, expense, gains for such Valuation Date.

ARTICLE VII
INVESTMENT OF CONTRIBUTIONS; TRANSFERS BETWEEN FUNDS

7.1	Participant Directed Investments

(a)
A Participant shall have the right to direct the investment of Employee Contributions to be made on his or her behalf in one or more of the Investment Funds (excluding a Prior Company Stock Fund) in multiples of 1% (or such greater percentage as determined by the Committee), provided that, if no election is in effect, or made, such amounts shall be invested in a fund that has as its objective the preservation of capital, as determined by the Committee.  An investment election with respect to Employee Contributions will be effective for all Employee Contributions made after the date of the election and will remain in effect until the Participant files a new investment election.  A Participant may, at any time, elect to transfer part or all of the value of his or her Employee Contribution Account balance among the Investment Funds (excluding a Prior Company Stock Fund) in multiples of 1% (or such greater percentage as determined by the Committee).

(b)
With respect to Employer Contributions that are made in L3 Stock pursuant to Section 4.8, a Participant shall have the right to transfer part or all of his or her Employer Contribution Account balance attributable to such Employer Contributions in one or more of the Investment Funds (excluding a Prior Company Stock Fund) in multiples of 1% (or such greater percentage as determined by the Committee).  An investment election with respect to Employer Contributions will be effective for the Employer Contributions credited to the Participant’s Employer Contributions Account on the date the election is made.  Employer Contributions that are made in L3 Stock after the date of the election will remain invested in the L3 Stock Fund until the Participant makes an election to transfer such Employer Contributions out of the L3 Stock Fund.

(c)
A Participant shall have the right to direct the investment of his or her Rollover Contributions in one or more of the Investment Funds (excluding a Prior Company Stock Fund) in multiples of 1% (or such greater percentage as determined by the Committee), provided that, if no election is in effect, or made, such amounts shall be invested in a fund that has as its objective the preservation of capital, as determined by the Committee.  A separate election must be made for each Rollover Contribution.  A Participant may, at any time, elect to transfer part or all of the value of his or her Rollover Contributions Account balance among the Investment Funds (excluding a Prior Company Stock Fund) in multiples of 1% (or such greater percentage as determined by the Committee).

(d)
Investment elections shall be made electronically with the Recordkeeper in accordance with the procedures established by the Committee and Recordkeeper, and shall be effective as soon as administratively feasible after receipt by the Recordkeeper; provided, however, that the initial investment election for a Rollover Contribution shall be made in writing.

7.2
Limitation or Suspension of Transaction and Limitation of Daily Securities Trading.  Notwithstanding any other provision of this ARTICLE VII, the Employer shall, in its sole discretion, limit or suspend any or all investment fund transfers, withdrawals, distributions and loans, including subsequent investment fund transfers, withdrawals, distributions and loans elected prior to the determination of such limitation or suspension, in the event the Employer determines, in its sole discretion, that such action is in the best interest of the Plan or the Participants.  The Trustee or the Investment Manager for a specific Investment Fund may, in its sole discretion, limit the daily volume of its purchases or sales of securities for the Trust.

ARTICLE VIII
VESTING

8.1	Full Vesting in Employee Contribution Accounts. A Participant shall always be 100 percent vested in his or her Employee Contribution Account.

8.2	Vesting in Employer Contribution Accounts

(a)	A Participant shall become vested in his or her Matching Contribution Account in accordance with the following schedule:

Completed Period of Service	Vested Percentage

less than 1	0%
1	20%
2	40%
3	60%
4	80%
5 or more	100%

(b)
Notwithstanding subsection (a) above, a Participant shall become 100 percent vested in such Accounts on the earlier of (1) his or her Normal Retirement Date, if the Participant is actively employed by the Employer (or an Affiliate) on that date, or (2) the date he or she terminates employment with the Employer (or an Affiliate) due to death or Total Disability.

(c)	Notwithstanding any other provision to the contrary, a Participant who is hired by the Employer on or after July 1, 2007 shall be fully vested in his or her Matching Contribution Account.

8.3	Forfeitures

(a)
A Participant who incurs a Termination of Employment shall forfeit the nonvested portion of his or her Employer Contribution Account upon the earlier of the date the Participant receives a distribution of his or her vested Account balance or the date the Participant incurs a five-year Period of Severance.  Forfeitures shall be applied to reduce contributions that the Employer is required to pay into the Plan and to pay Plan expenses.

(b)
If a Participant incurs a forfeiture under subsection (a) and subsequently resumes employment with the Employer or an Affiliate before incurring a five-year Period of Severance, the forfeited amount shall be restored if the Participant repays to the Trust an amount equal to his or her earlier distribution from those Accounts.  Such a repayment must be made before the date that is 30 days after the fifth anniversary of the Participant’s re-employment date.

(c)
Notwithstanding subsection (b), in the case of a Participant who has made a withdrawal from an Account and whose Termination of Employment occurs prior to the time the Participant is 100 percent vested in such Account, the Participant’s vested interest in such Account, determined as of the Valuation Date coincident with his or her Termination of Employment, shall be determined in accordance with the following formula:

Vested Interest = P (AB + D) – D

Where P is the vested percentage as of such Valuation Date, AB is the amount credited to the Account as of such date, and D is the amount of the prior withdrawals from the Account.

ARTICLE IX
WITHDRAWALS PRIOR TO TERMINATION OF SERVICE; LOANS

9.1
Withdrawals.  A Participant may make a withdrawal from his or her Accounts by providing notice to the Recordkeeper, in accordance with the provisions of this ARTICLE IX and the procedures established by the Committee and the Recordkeeper.

9.2	Withdrawal of After-Tax Contributions. A Participant may elect to withdraw part or all of the amount credited to his or her After-Tax Contribution Account at any time.

9.3
Withdrawal of Rollover Contribution Account.  A Participant who has withdrawn the maximum amount permitted under Section 9.2 may elect to withdraw part or all of the amount credited to his or her Rollover Contribution Account at any time.

9.4
Withdrawal of Vested Matching Contribution Account.  A Participant who has attained age 55, and has withdrawn the maximum amount permitted under Sections 9.2 and 9.3 may withdraw all or a part of the amount credited to his or her vested Matching Contribution Account.

9.5	Withdrawal of Pre-Tax Contributions

(a)
A Participant who has attained age 59 ½ and has withdrawn the maximum amount permitted under Sections 9.2, 9.3 and 9.4 may withdraw part or all of the amount credited to his or her Pre-Tax Contribution Account.

(b)	A Participant who has not attained age 59 ½ may withdraw part or all of the amount credited to his or her Pre-Tax Contribution Account only as provided in Section 9.6.

9.6	Hardship Withdrawals

(a)
A Participant who has not attained age 59 ½ may take a hardship withdrawal of part or all of the amount credited to his or her Pre-Tax Contribution Account and Catch-Up Contributions Account (but not the earnings on Pre-Tax Contributions or Catch-Up Contributions made after December 31, 1988), but only to the extent required to relieve such financial hardship.  No such withdrawal shall be permitted unless the Participant has previously or concurrently withdrawn all amounts available under Sections 9.2 through 9.4 and taken any loans available under Section 9.10.  For purposes of this Section, a withdrawal is on account of “hardship” only if the distribution is made on account of an immediate and heavy financial need of the Participant, and such distribution is necessary to satisfy such financial need (including the payment of federal, state and local income taxes and penalties resulting from the hardship withdrawal).  A withdrawal will be deemed to be made on account of an immediate and heavy financial need if the withdrawal is on account of:

(1)	unreimbursed expenses for medical care, as defined in Section 213(d) of the Code, incurred by the Participant, his or her spouse, children or dependents;

(2)	purchase (excluding mortgage payments) of the principal residence of the Participant;

(3)	payment of tuition, related educational fees and room and board expenses for the next 12 months of post secondary education for the Participant, his or her spouse, children or dependents;

(4)	the need to prevent the eviction of the Participant from his or her principal residence or foreclosure on the mortgage on the Participant’s principal residence;

(5)	funeral or burial expenses for the Participant’s deceased parent, spouse, children or dependents;

(6)
expenses for the repair of damage to the Participant’s  principal residence that would qualify for the casualty deduction under Section 165 (determined without regard to whether such loss exceeds 10 percent of adjusted gross income); or

(7)	such other events permitted under Section 401(k) of the Code.

(b)
A withdrawal will not be treated as necessary to satisfy an immediate and heavy financial need of a Participant to the extent that the amount of the withdrawal is in excess of the amount required to relieve the financial need or to the extent such need may be satisfied from other resources reasonably available to the Participant, as shall be determined by the Committee in a uniform and nondiscriminatory manner on the basis of all the relevant facts and circumstances.  A distribution will be deemed necessary to satisfy an immediate and heavy financial need of the Participant if the Committee relies on the Participant’s written representation that the need cannot be relieved:

(1)	through reimbursement or compensation by insurance or otherwise;

(2)	by reasonable liquidation of the Participant’s assets (or those of his or her spouse or minor children) to the extent such liquidation does not create a financial hardship;

(3)	by the Participant’s cessation of elective and voluntary contributions under the Plan;

(4)	by the Participant making other withdrawals or nontaxable loans from all plans in which he or she participates; or

(5)	by borrowing from commercial sources on reasonable commercial terms.

(c)	A Participant may not make any Pre-Tax Contributions, Catch-Up Contributions or After-Tax Contributions for the six-month period following receipt of the hardship distribution.

9.7
Withdrawal of Catch-Up Contributions.  A Participant who has attained age 59½ and has withdrawn the maximum amount permitted under Sections 9.2, 9.3, 9.4 and 9.5 may withdraw part or all of the amount credited to his or her Catch-Up Contribution Account.

9.8
Withdrawal Pro-Rata from Investment Funds.  The amount withdrawn by a Participant under this Article shall be charged on a pro rata basis against the Investment Funds in which the Accounts from which the withdrawal is made are invested.

9.9	Timing of Withdrawal Payments

(a)
In the case of a withdrawal under Sections 9.2 through 9.5 or Section 9.7, the amount withdrawn will be paid to the Participant in a lump sum in cash as soon as practicable following the date of the withdrawal request.

(b)	In the case of a hardship withdrawal under Section 9.6 the amount withdrawn will be paid to the Participant in a lump sum in cash as soon as practicable following approval of the withdrawal.

(c)	No withdrawal of any type is available to Beneficiaries, Alternate Payees (as defined in Plan Section 14.4) or Former Participants.

9.10	Loans. A Participant may take a loan from his or her Accounts by making an application with the Recordkeeper in accordance with procedures established by the Committee and the Recordkeeper.

(a)
The maximum amount of any such loan shall be the lesser of (1) $50,000 reduced by the highest outstanding balance of any loan from the Plan during the one-year period ending on the day before the date on which such loan is made, or (2) 50% of the value of the Participant’s vested Account balance under the Plan.

(b)	The minimum amount of any such loan shall be $1,000. A Participant may have one loan outstanding at any time.

(c)
A loan will be made from the Participant’s Accounts in the order determined by administrative procedures and from the Investment Funds in which such Accounts are invested on a pro-rata basis.  Immediately upon the loan being made, the Participant’s Account balance shall be reduced to reflect the outstanding loan balance.  All repayments of principal and interest on the Participant’s note shall be invested in the Investment Funds in accordance with the Participant’s investment election which is in effect at the time of the repayment.  If no election is in effect, or made, the repayments of principal and interest shall be invested in a fund that has as its objective the preservation of capital, as determined by the Committee.

(d)
The note for any loan under subsection (a) shall bear interest at a reasonable rate as shall be determined by the Committee; provided, however, that such rate shall not exceed the maximum rate permitted by law.  Principal and interest under any such loan shall be repaid by any Participant who is an active Employee through payroll deductions; provided, however, that the Participant may prepay the entire unpaid principal and accrued interest on any loan at any time. The term of such note shall not be for a period longer than five years; provided, however, that, if the proceeds of such loan are used to acquire the Participant’s principal residence, the term of such note shall not be for a period longer than 30 years.  Loan repayments while a Participant is on “qualified military service,” as defined in  Code Section 414(u)(5), will be suspended in accordance with Code Section 414(u).

(e)
Any loan to a Participant shall be secured by such Participant’s vested interest in his or her Accounts hereunder.  As a condition of any such loan, the Participant shall consent to such security interest.

(f)	A Participant who terminates employment may continue to repay any outstanding loan in accordance with procedures established by the Recordkeeper.

(g)
Each Participant to whom a loan is made shall receive a statement of any administrative charges involved in such loan.  This statement shall include the dollar amount and annual interest rate of the finance charge.  Such administrative charges may be changed within the sole discretion of the Committee, without formal Plan amendment.  Such charges will be deducted from the borrower’s Account balance.

(h)	Loans shall not be available to Beneficiaries, Alternate Payees (as defined in Section 14.4), or Former Participants (except as required by Department of Labor regulations).

ARTICLE X
DISTRIBUTIONS

10.1	Payment Upon Termination of Employment

(a)
A Participant may elect to receive his or her vested account balance in either (1) a lump sum, or (2) monthly, quarterly or annual installments over a period that is at least five years and not more than 20 years, or (3) a combination of the above.

(b)
If a Participant dies before benefit payments have begun, the Participant’s vested account balance shall be payable to the Participant’s Beneficiary in a lump sum.  If the Participant dies after installment payments have begun, the Participant’s Beneficiary shall continue to receive the installment payments over the remaining period of time elected by the Participant, provided, however, that the Beneficiary may elect to receive the remaining vested Account balance in a lump sum.

10.2
Cash-Out.  Notwithstanding any other provision of this Plan to the contrary, if the Participant’s vested Account balance does not exceed $1,000, the vested Account balance shall be paid to the Participant in a lump sum as soon as practicable following the Participant’s Termination of Employment, or to the Participant’s Beneficiary following the Participant’s death.

10.3
Application for Benefits.  Except as provided in Section 10.2, no benefits shall be paid to a Participant until an application therefor shall be made to the Committee.  Each application for benefits shall be made with the Recordkeeper in accordance with procedures established by the Committee and the Recordkeeper.

10.4	General Rules. Notwithstanding any other provision of the Plan to the contrary:

(a)
Subject to making an application in accordance with Section 10.3, the payment of benefits to a Participant or Beneficiary (in the event of the Participant’s death) shall be made not later than the 60th day after the later of (1) the close of the Plan Year in which the Participant’s Termination of Employment occurs, (2) the close of the Plan Year in which the Participant’s 65th birthday occurs, or (3) the 10th anniversary of the year in which the Participant began participation in the Plan.

(b)
Payment of benefits to a Participant shall commence no later than April 1 following (1) the year in which the Participant attains age 70 ½ or, (2) in the case of a Participant who is not a 5% owner of the Employer (or Affiliate), the year in which the Participant retires, in the minimum amount required under Section 401(a)(9) of the Code).

(c)
If the Participant dies before payment of his or her benefits commences, the Participant’s entire interest in his or her Accounts shall be paid within five year of the Participant’s death to the Participant’s Beneficiary.

(d)
Section 10.4(b) and (c) and those provisions of Section 10.8 that require the Plan to make “required minimum distributions” to participants who have attained age 70 ½ shall not apply for calendar year 2009.  However, the “required beginning date” with respect to any individual shall be determined without regard to this subsection (d) for purposes of applying Section 10.4(b) and (c) and Section 10.8 for calendar years after 2009.  The five-year period described in Section 10.4(c) and Section 10.8(d)(2) shall be determined without regard to 2009.  This subsection (d) shall not apply to any required minimum distribution for 2008 that is permitted to be made in 2009 by reason of an individual’s required beginning date being April 1, 2009, but it shall apply to any required minimum distribution for 2009 that is permitted to be made in 2010 by reason of an individual’s required beginning date being April 1, 2010.

10.5
Consent for Early Distributions.  Payment of benefits to a Participant whose vested Account balance exceeds $1,000 shall not be made prior to the Participant’s Normal Retirement Date without the written consent of the Participant.

10.6
Direct Rollover.  Notwithstanding any provision of the Plan to the contrary, a Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee.  As used in this Section, the following terms shall have the meanings set forth below:

(a)
“Distributee” means a person who is (1) an Employee or former Employee, (2) the surviving spouse of an Employee or former Employee, or (3) the spouse or former spouse of an Employee or former Employee who is the “alternate payee” under a “qualified domestic relations order”, as those terms are defined in Section 414(p) of the Code.  A “Distributee” also includes the Employee’s non-spouse designated Beneficiary under Section 1.5 of the Plan.  In the case of a non-spouse Beneficiary, the direct rollover may be made only to an individual retirement account or annuity described in Section 408(a) or Section 408(b) of the Code (“IRA”) that is established on behalf of the designated Beneficiary and that will be treated as an inherited IRA pursuant to the provisions of Section 402(c)(11) of the Code.

(b)
“Eligible Retirement Plan” means an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Distributee’s Eligible Rollover Distribution.  An eligible retirement plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan.  Effective January 1, 2008, an “Eligible Retirement Plan” shall also include a Roth IRA described in Section 408A of the Code.

(c)
“Eligible Rollover Distribution” means any distribution (or withdrawal) of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include any distribution that is one of a series of substantially equal periodic payments made (not less frequently than annually) for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated beneficiary, or for a specified period of ten years or more, any distribution to the extent such distribution is required under Section 401(a)(9) of the Code, the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities), or a hardship withdrawal under Section 9.6, or any other distribution that is reasonably expected to total less than $200 during the year.  A portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of After-Tax Contributions provided, however, such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution that is includible in gross income and the portion of such distribution that is not includible in gross income.

10.7
Distributions in Cash or Stock.  Distributions to a Participant in the form of a lump sum or installments shall be in cash, provided that, to the extent the Participant’s Account is invested in the L3 Stock Fund, the portion invested in such Investment Funds shall be distributed in the form of cash or full shares of L3 Stock, at the election of the Participant, with fractional shares paid in cash.  In the absence of a Participant election, a Participant’s Account having fewer than 10 shares of L3 Stock will be distributed in cash and a Participant’s Account having 10 or more shares of L3 Stock will be distributed in full shares of such stock, with fractional shares paid in cash.  Distributions to a Participant’s Beneficiary shall be in cash.

10.8	Minimum Required Distributions

(a)	General Rules

(1)
Treasury Regulations Incorporated by Reference.  All distributions required under this Section will be determined and made in accordance with the Treasury regulations under Section 401(a)(9) of the Code.

(b)	Time and Manner of Distribution

(1)	Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date.

(2)
Death of Participant Before Distributions Begin.  If the Participant dies before distributions begin, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.  If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this subsection 10.8(b)(2) will apply as if the surviving spouse were the Participant.

(3)
Forms of Distribution. Unless the Participant’s interest is distributed in a single sum on or before the Required Beginning Date, as of the first Distribution Calendar Year, distributions will be made in accordance with subsections (c) and (d) of this Section 10.8.

(c)	Required Minimum Distributions During Participant’s Lifetime

(1)
Amount of Required Minimum Distribution For Each Distribution Calendar Year.  During the Participant’s lifetime, the minimum amount that will be distributed for each Distribution Calendar Year is the lesser of:

(A)
the quotient obtained by dividing the Participant’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in Treas. Reg. §1.401(a)(9)–9, using the Participant’s age as of the Participant’s birthday in the Distribution Calendar Year; or

(B)
if the Participant’s sole Designated Beneficiary for the Distribution Calendar Year is the Participant’s spouse, the quotient obtained by dividing the Participant’s Account Balance by the number in the Joint and Last Survivor Table set forth in §1.401(a)(9)–9, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the Distribution Calendar Year.

(2)
Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death.  Required minimum distributions will be determined under this subsection (c) beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Participant’s date of death.

(d)	Required Minimum Distributions After Participant’s Death

(1)	Death On or After Date Distributions Begin

(A)
Participant Survived by Designated Beneficiary.  If the Participant dies on or after the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the longer of the remaining Life Expectancy of the Participant or the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as follows:

(i)	The Participant’s remaining Life Expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(ii)
If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, the remaining Life Expectancy of the surviving spouse is calculated for each Distribution Calendar Year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year.  For Distribution Calendar Years after the year of the surviving spouse’s death, the remaining Life Expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(iii)
If the Participant’s surviving spouse is not the Participant’s sole Designated Beneficiary, the Designated Beneficiary’s remaining Life Expectancy is calculated using the age of the beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(B)
No Designated Beneficiary.  If the Participant dies on or after the date distributions begin and there is no Designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the Participant’s remaining Life Expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(2)
Death Before Distributions Begin.  If the Participant dies before distributions begin, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this subsection 10.8(d)(2) will apply as if the surviving spouse were the Participant.

(e)	Definitions

(1)
Designated Beneficiary.  The individual who is designated as the beneficiary under the Plan and is the Designated Beneficiary under Section 401(a)(9) of the Internal Revenue Code and Treas. Reg. §1.401(a)(9)–1, Q&A-4.

(2)
Distribution Calendar Year.  A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date.  For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under subsection 10.8(b)(2). The required minimum distribution for the Participant’s first Distribution Calendar Year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.

(3)	Life Expectancy. Life Expectancy as computed by use of the Single Life Table in Treas. Reg. §1.401(a)(9)–9.

(4)
Participant’s Account Balance.  The Account Balance as of the last valuation date in the calendar year immediately preceding the Distribution Calendar Year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the Account Balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The Account Balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the Distribution Calendar Year if distributed or transferred in the valuation calendar year.

(5)
Required Beginning Date.  April 1 of the calendar year following the later of (A) the calendar year in which the Participant attains age 70 ½ or (B) in the case of a Participant who is not a 5% owner of the Employer, the year in which the Participant retires.

ARTICLE XI
SPECIAL TOP-HEAVY PROVISIONS

11.1
Top-Heavy Rules.  In the event the Plan is or becomes Top-Heavy (as defined in Section 11.2 hereof) in any Plan Year, the provisions of this Article shall apply and shall supersede any conflicting provisions in the Plan for such Plan Year.

11.2	Definitions. As used in this Article, the following terms shall have the meanings set forth below:

(a)	“Determination Date” means with respect to any Plan Year the last day of the preceding Plan Year, and for the first Plan Year, the first day of such Plan Year.

(b)
“Key Employee” means an Employee or former Employee (including a deceased employee) of the Employer or an Affiliate who at any time during the Plan Year that includes the Determination Date was an officer having annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of the Employer or an Affiliate, or a 1-percent owner of the Employer or an Affiliate having annual compensation of more than $150,000.  For this purpose, annual compensation means compensation within the meaning of Section 415(c)(3) of the Code.  The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

(c)	“Non Key Employee” means any employee who is not a Key Employee and includes an employee who is a former Key Employee.

(d)	This Plan shall be “Top-Heavy” for any Plan Year if the provisions of any of the following apply:

(1)	the Top-Heavy Ratio for the Plan exceeds 60% and the Plan is not part of any Required Aggregation Group of Plans or Permissive Aggregation Group of Plans;

(2)
the Plan is a part of a Required Aggregation Group of Plans (but is not part of a Permissive Aggregation Group of Plans) and the Top-Heavy Ratio for the Required Aggregation Group of Plans exceeds 60%; or

(3)	the Plan is a part of a Required Aggregation Group of Plans and part of a Permissive Aggregation Group of Plans and the Top-Heavy Ratio for the Permissive Aggregation Group of Plans exceeds 60%.

(e)
“Top-Heavy Ratio” means a fraction:  (1) the numerator of which is the sum of the amount credited to accounts under the Plan and any other defined contribution plan maintained by the Employer or an Affiliate which is required or permitted to be taken into account for all Key Employees and the Present Value of accrued benefits under any defined benefit plan maintained by the Employer or Affiliate which is required or permitted to be taken into account for all Key Employees, and (2) the denominator of which is the sum of the amount credited to the accounts under such defined contribution plans for all Participants and the Present Value of accrued benefits under such defined benefit plans for all Participants. In determining the Top-Heavy Ratio, a Participant’s accrued benefit in a defined benefit plan must be determined using the method uniformly used for accrual purposes for all plans of the Employer and Affiliate.  If there is no such uniform method, the accrued benefit is to be determined as if it accrued not more rapidly than under the slowest rate of accrual permitted under Code Section 411(b)(1)(C).

For purposes of this definition:  (A) the amount credited to accounts and the Present Value of accrued benefits shall be determined as of the last day of the most recent Plan Year that falls within or ends with the 12-month period ending on the Determination Date; (B) the amount credited to the accounts of a Participant who is a Non-Key Employee but who was a Key Employee in a prior year will be disregarded; (C) the amount credited to the accounts of any individual who has not performed services for the Employer or an Affiliate for the one-year period ending on the Determination Date shall not be taken into account; and (D) the present value of accrued benefits and the account balances of an employee as of the Determination Date shall be increased by the distributions made with respect to the employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the Determination Date.  The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code.  In the case of a distribution made for a reason other than severance from employment, death or disability, this provision shall be applied by substituting “5-year period” for “1-year period.”

(f)
“Required Aggregation Group of Plans” means (1) each qualified plan of the Employer or an Affiliate (including a terminated plan) in which at least one Key Employee participates, and (2) any other qualified plan of the Employer or an Affiliate which enables a plan described in (1) to meet the requirements of Section 401(a)(4) or 410 of the Code.

(g)
“Permissive Aggregation Group of Plans” means the Required Aggregation Group of Plans plus any other plan or plans of the Employer or an Affiliate which, when considered as a group with the Required Aggregation Group of Plans, would continue to satisfy the requirements of Sections 401(a)(4) and 410 of the Code.

(h)
“Present Value” of accrued benefits under any defined benefit plan maintained by the Employer or an Affiliate shall mean an actuarial equivalent lump sum amount based on the Pension Benefit Guaranty Corporation factors and assumptions.

11.3	Minimum Contribution

(a)
Except as otherwise provided in subsection (b), for any Plan Year in which the Plan is Top-Heavy, the Employer contributions (and forfeitures) allocated on behalf of any Participant who is a Non-Key Employee (exclusive of any Pre-Tax Contributions on his behalf) shall not be less than 3% of such Participant’s Section 415 earnings (as defined in Section 5.5(c) hereof) for such Plan Year.  However, should the sum of the Employer’s contributions, including Pre-Tax Contributions, and forfeitures allocated to the Account of each Key Employee for such Top-Heavy Plan Year be less than 3% of each Key Employee’s Compensation, the sum of the Employer’s contributions and forfeitures allocated to the Account of each Non-Key Employee shall be equal to the largest percentage allocated to the Account of each Key Employee.  The percentage allocated to the Account of any Key Employee shall be equal to the ratio of the sum of the Employer’s contribution and forfeitures allocated on behalf of such Key Employee divided by the Compensation for such Key Employees.  The minimum allocation provided for in this Section shall be determined without regard to any contribution to or benefit payable under the Social Security law and shall apply even though under other Plan provisions the Participant would not otherwise be entitled to receive an allocation or would have received a lesser allocation for the applicable Plan Year for any reason.  Matching Contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Section 416(c)(2) and this Section.  Matching Contributions that are used to satisfy the minimum contributions requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Section 401(m) of the Code.

(b)
The minimum allocation provided in subsection (a) shall not apply to any Participant who was not an Employee on the last day of the applicable Plan Year or to any Participant to the extent such Participant is covered under any other plan of the Employer or an Affiliate which provides for the minimum allocation of Employer contributions and/or accrual of retirement benefits.

ARTICLE XII
FUNDING OF THE SAVINGS PLAN; TRUST FUND

12.1	Trust Agreement. The Employer has established a Trust Fund to fund the benefits of the Plan.

12.2	Income on Funds

(a)	The Trust Fund shall consist of the Investment Funds.

(b)	All dividends and other income, as well as any cash received from the sale or exchange of securities, produced by each Investment Fund shall be reinvested in each such Investment Fund.

12.3
Exclusive Benefit of Trust Fund.  The principal and income of the Trust Fund shall be used for the exclusive purposes of providing benefits to Participants and their Beneficiaries and defraying reasonable expenses of administering the Plan.

12.4
Mistake of Fact.  If a contribution is made to the Plan by the Employer by reason of a mistake of fact, the Employer shall be entitled to receive a return of such contribution, without any gains and net of any losses attributable thereto within one year after the making of such contribution.

12.5
Contributions Disallowed by Code.  All contributions by the Employer to the Plan are conditioned upon the deductibility of such contributions under Section 404 of the Code for the taxable year for which made, and the Employer shall be entitled to receive a return of any contribution, without any gains and net of any losses attributable thereto, to the extent its deduction is disallowed, within one year after such disallowance.

ARTICLE XIII
AMENDMENT AND TERMINATION

13.1
Plan Amendments.  The Employer, by action of the Board of Managers, may at any time modify or amend the Plan, in whole or in part, provided, however, that no such amendment shall make it possible for any of the assets of the Trust Fund to be used for or diverted to purposes other than for the exclusive benefit of Participants and their Beneficiaries, or cause a cut-back in Participants’ benefits under the Plan within the meaning of Section 411(d)(6) of the Code.  Any such amendment shall be by an instrument in writing approved by the Board of Managers and executed by an officer who is authorized by the Employer to sign amendments to the Plan.  To the extent permitted by resolution of the Board of Managers, any delegate of the Board may amend this Plan in whole or in part at any time or from time to time.  Any such amendment shall be by an instrument in writing.

13.2
Plan Termination; Discontinuance of Contributions.  Although the Employer intends to continue the Plan indefinitely, it may, by action of the Board of Managers, discontinue contributions under the Plan or terminate the Plan in part or in its entirety.  Any action to terminate the Plan shall be by an instrument in writing executed by the Board of Managers.

13.3
Vesting on Plan Termination.  As of the effective date of any termination or partial termination of, or complete discontinuance of contributions to, the Plan, all affected Participants shall become fully vested in their Accounts.

13.4
Distributions on Plan Termination.  Upon termination of the Plan, all assets remaining in the Trust Fund, after payment of any expenses properly chargeable against the Trust Fund, shall be distributed to the applicable Participants or their Beneficiaries in accordance with the value of such Participants’ Accounts and in accordance with the provisions of the Plan; provided, however, that any amount allocated to a suspense account maintained pursuant to Section 415 of the Code shall be returned to the Employer.

ARTICLE XIV
GENERAL PROVISIONS

14.1
No Contract of Employment.  Nothing contained in the Plan shall be construed as a contract of employment between the Employer or the Employer and any Employee, and the Plan shall not afford an Employee a right to continued employment with the Employer.

14.2
Payments Solely from Trust Fund.  All benefits payable under the Plan shall be paid or provided for solely from the Trust Fund, and the Employer assumes no liability or responsibility for any Plan payment.

14.3
Incompetency.  If the Committee determines that any person to whom a payment is due under the Plan is a minor or is incompetent by reason of physical or mental disability, the Committee shall have the power to cause the payments becoming due to such person to be made to another person or entity, for the benefit of the minor or incompetent, without responsibility of the Employer, the Committee or the Trustee to see to the application of such payment.  Payments made pursuant to such power shall operate as a complete discharge of the Employer, the Committee, the Trustee and the Trust Fund.

14.4	Alienation and QDROs

(a)
Except as provided below, the interest herein, whether vested or not, of any Participant, Former Participant or Beneficiary, shall not be subject to alienation, assignment, pledge, encumbrance, attachment, garnishment, including, but not limited to, execution, sequestration, or other legal or equitable process, or transferability by operation of law in the event of bankruptcy, insolvency or otherwise.

(b)
The provisions of this Section shall not prevent the creation, assignment or recognition of any individual’s right to a benefit payable with respect to a Participant pursuant to a Qualified Domestic Relations Order (“QDRO”).  A QDRO shall mean any judgment, decree or order which meets the basic requirements of Code Section 414(p) and meets the QDRO requirements set out in the Plan procedures, concerning domestic relations orders, as determined by the final, discretionary authority of the Committee.

(c)
The Committee shall establish reasonable procedures to determine whether a domestic relations order is a QDRO and to administer distributions under a QDRO.  If any domestic relations order is received by the Plan, the Committee shall promptly notify the Participant and any Alternate Payee that the order has been received and of the Plan’s procedures for determining whether the order is a QDRO and notify the Participant and each Alternate Payee (or their representatives) of the Committee’s determination.  “Alternate Payee” shall mean any spouse, former spouse, child or other dependent of a Participant recognized by a proper domestic relations order as having a right to receive all, or a portion of, a Participant’s benefits under the Plan, as prescribed under Code Section 414(p).

14.5
Notice to the Committee.  If any provision in the Plan describes an Employee or Beneficiary’s election, application, or notice to the Committee, then any such action shall only be effective if it is properly made under Plan procedures.  Any election, application or notice required to be made shall be deemed to have been made or given on the date received by the Committee or its Recordkeeper.

14.6
Mergers and Transfers.  The Board of Managers shall have the power to fully or partially merge the Plan with any other tax-qualified plan or transfer assets to, or accept assets from, any other tax-qualified plan.  In the event of any merger or consolidation of the Plan with, or a transfer of the assets and liabilities of the Plan to, any other plan, each Participant shall receive a benefit under such other plan (if such other plan were terminated immediately after such merger, consolidation or transfer) which is equal to or greater than the benefit the Participant would have been entitled to receive under the Plan (if the Plan had been terminated immediately prior to such merger, consolidation or transfer).

14.7	Fiduciaries. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan hereunder.

14.8
Plans Shall Comply with Law; Choice of Law.  It is intended that the Plan hereunder conform to and meet the applicable requirements of ERISA and the Code.  Except to the extent preempted by ERISA, the validity of the Plan hereunder or of any of the provisions thereof shall be determined under, and they shall be construed and administered according to, the laws of the State of New York, (including its statute of limitations and all substantive and procedural law, and without regard to its conflict of laws provisions).  The illegality of any particular provision of the Plan shall not affect the other provisions thereof, but the Plan shall be construed in all respects as if such invalid provision were omitted.

14.9	ERISA 404(c). The Plan is intended to comply with ERISA Section 404(c). Participants are solely responsible for their own investment choices.

14.10	Gender. The masculine pronoun shall be deemed to include the feminine, and the singular number shall be deemed to include the plural unless a different meaning is plainly required by the context.

14.11
Deemed Distributions of Unvested Amounts.  In the event of a Participant’s Termination of Employment before he or she has any vested interest in his or her Matching Contribution Account, the Participant shall be deemed to have received a distribution of his or her Matching Account balance under the Plan as of the Termination of Employment date, in the amount of the unvested portion of his or her Account.  The amount of this deemed distribution shall be zero.  Following this deemed distribution, the Participant shall have no remaining benefit under the Plan attributable to his or her Matching Contribution Account.

14.12	Headings. Section headings are provided only for the convenience of the reader. Section headings shall not be considered in interpreting this document.

14.13
Missing Payees.  A Participant (or, if deceased, his or her Beneficiary if entitled to Benefits under the Plan) is obligated to keep the Plan Administrator informed as to his or her current address at all times. In the event that a Participant or Beneficiary or other recipient of Benefits cannot be located with reasonable efforts by the end of the second calendar year following the date when Benefits are first payable under the Plan, an amount equal to the Benefit payable may be forfeited. If the Participant or Beneficiary or other recipient of Benefits subsequently makes a claim for these forfeited Benefits, at any time, then the amount forfeited will be reinstated, without interest, and paid as soon as practicable.

14.14
Changes in Vesting Schedule.  If the vesting schedule is amended in any way that directly or indirectly affects the computation of the Participant’s nonforfeitable percentage such that contributions made subsequent to the amendment will vest more slowly as a result of the amendment, or if the Plan is deemed to be amended by an automatic change to or from a Top-Heavy vesting schedule, each Participant with at least three years of Service with the Employer may elect, within a reasonable period after the adoption of the amendment or change, to have the nonforfeitable percentage computed under the vesting schedule then in effect without regard to such amendment or change.  The period during which the election may be made shall commence with the date the amendment is adopted or deemed to be made and shall end on the latest of:

(a)	60 days after the amendment is adopted;

(b)	60 days after the amendment becomes effective; or

(c)	60 days after the Participant is issued written notice of the amendment by the Employer or Plan Administrator.

If a vesting schedule is amended, or if the Plan is determined to be Top-Heavy, then the Participants with (i) at least one Hour of Service during the Plan Year for which the change is made and (ii) three years of Service with an Employer may elect within a reasonable period, as provided by Code Section 411(a)(10), either the new or former vesting schedule.

14.15
Tax Withholding.  The Committee hereby specifically delegates to the Trustee the responsibility to be liable for income tax withholding, and to withhold the appropriate amount from any payment made from the Trust to any payee under the provisions of applicable law and regulation.

14.16
Common Trust Funds.  The Plan adopts and includes the provisions of any group or common trust fund in which the Trust participates, but only as long as such group or common trust fund remains qualified under Section 401(a), and exempt from taxation under Section 501(a), of the Code in accordance with Revenue Ruling 81-100.

IN WITNESS WHEREOF, this Aviation Communications and Surveillance Systems 401(k) Plan is hereby amended and restated effective January 1, 2017.

Date:	August 22, 2017	AVIATION COMMUNICATIONS AND SURVEILLANCE SYSTEMS, LLC

		By:	/s/ Kevin L. Weiss

Title:	Corporate Vice President, Human Resources

AMENDMENT NO. 1

TO THE

AVIATION COMMUNICATIONS AND SURVEILLANCE SYSTEMS 401(K) PLAN

(Effective January 1, 2017)

WHEREAS, Aviation Communications and Surveillance Systems, LLC (the “Company”) maintains the Aviation Communications and Surveillance Systems 401(k) Plan (the “Plan”); and

WHEREAS, the Company has the authority to amend the Plan pursuant to Section 13.1 of the Plan;

WHEREAS, the Company wishes to amend the Plan;

NOW THEREFORE, the Plan is amended as follows:

1.	Section 1.11 of the Plan is amended in its entirety to read as follows effective January 1, 2018:

Compensation for a Plan Year means the cash remuneration that is paid to the Participant by the Employer during the Plan Year and includible in gross income, including regular earnings; commissions; overtime pay; regular vacation pay; fringe benefits; Code Sections 125 and 132(f)(4) elective payroll deduction contributions; performance based bonuses and elective employee deferrals or contributions made under this Plan or any other qualified retirement plan during the Plan Year.  However, the following items are excluded: bonuses other than performance based bonuses, incentive compensation, all termination incentive or severance payments; lump sum vacation allowances; stock options (either upon their grant or execution); imputed income from life insurance; distributions from any employer qualified retirement plan or welfare plan; employer contributions to any qualified retirement plan or welfare plan; deferred compensation; employee deferrals or contributions under any nonqualified deferred compensation plan; any reimbursed expenses such as relocation expenses and educational expenses; and referral awards.  Compensation taken into account under the Plan for any Plan Year for any Participant shall not exceed $200,000, as adjusted from time to time in accordance with Section 401(a)(17) of the Code.  Any increase in the Section 401(a)(17) limit shall not apply to years preceding the first year for which the increase is effective.  Solely for purposes of the nondiscrimination rules and top-heavy rules of Sections 5.3, 5.4 and 11.2, Compensation shall mean any definition of compensation permitted in Section 414(q)(7) of the Code.

For purposes of determining the amount of any contributions to this Plan, Compensation shall not include stock-based compensation (whether settled in cash or stock) or discretionary cash appreciation awards.  For the avoidance of doubt, stock-based compensation includes cash payments made as dividend equivalents on stock-based awards, and cash payments earned as a result of stock price appreciation or total shareholder returns (whether on a relative or absolute basis).

2.	Section 4.4 of the Plan is amended in its entirety to read as follows effective January 1, 2019:

With respect to an eligible Participant who makes Pre-Tax Contributions or After-Tax Contributions for a payroll period, the Employer shall make a Matching Contribution in an amount equal to 75 percent of the Participant’s aggregate Pre-Tax Contributions and After-Tax Contributions up to 8 percent of Compensation for the payroll period for the first five years of Service and 100 percent of the Participant’s aggregate Pre-Tax Contributions and After-Tax Contributions up to 8 percent of Compensation for the payroll period for all subsequent years of Service.  With respect to an eligible Participant who makes Catch-up Contributions for a Plan Year, the Employer shall make a Matching Contribution in an amount equal to 75 percent of the Participant’s Catch-up Contributions up to 8 percent of Compensation for the Plan Year for the first five years of Service and 100 percent of the Participant’s Catch-up Contributions up to 8 percent of Compensation for the Plan Year for all subsequent years of Service.

December 18, 2018	/s/ Melanie Heitkamp
Date	Melanie Heitkamp
Senior Vice President and Chief Human Resources Officer

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AMENDMENT NO. 2

TO THE

AVIATION COMMUNICATIONS AND SURVEILLANCE SYSTEMS 401(K) PLAN

(Effective January 1, 2017)

WHEREAS, Aviation Communications and Surveillance Systems, LLC (the “Company”) maintains the Aviation Communications and Surveillance Systems 401(k) Plan (the “Plan”); and

WHEREAS, the Company has the authority to amend the Plan pursuant to Section 13.1 of the Plan;

WHEREAS, the Company wishes to amend the Plan;

NOW THEREFORE, the Plan is amended as follows effective as of the date of the merger of Leopard Merger Sub Inc. (“Leopard”) with and into L3 Technologies, Inc. (“L3”) as contemplated by the Agreement and Plan of Merger, dated as of October 12, 2018, among L3, Harris Corporation and Leopard:

1.	Section 1.10 of the Plan is amended in its entirety to read as follows:

Committee means the L3Harris Technologies, Inc. Employee Benefits Committee, which administers the Plan in accordance with ARTICLE II of the Plan.

2.	Section 1.20 of the Plan is amended in its entirety to read as follows:

Investment Fund means the investment funds offered under the Plan, which may be changed by the Investment Committee from time to time without formal plan amendment.

3.	Section 1.21 of the Plan is amended in its entirety to read as follows:

L3 Stock means: (a)  with respect to periods beginning on or after the date of the merger of Leopard Merger Sub Inc. (“Leopard”) with and into L3 Technologies, Inc. (“L3”) as contemplated by the Agreement and Plan of Merger, dated as of October 12, 2018, among L3, Harris Corporation and Leopard (the “Merger”), the common stock of L3Harris Technologies, Inc.; (b) with respect to the period beginning January 1, 2017 and ending immediately prior to the date of the Merger, the common stock of L3; and (c) with respect to periods ending on or before December 31, 2016, the common stock of L-3 Communications Holdings, Inc.

4.	Article I of the Plan is amended by the addition of the following Section 1.47 at the end thereof:

1.47    Investment Committee means the L3Harris Technologies, Inc. Investment Committee.

5.	Section 2.1 of the Plan is amended in its entirety to read as follows:

Committee.  The Committee shall consist of members appointed by the most senior human resources officer of L3Harris Technologies, Inc. to serve at his or her pleasure.  Any member of the Committee may resign by delivering his or her written resignation to the General Counsel of the Employer.

6.	Section 2.3(f) of the Plan is amended in its entirety to read as follows:

(a)
For purposes of ERISA, the Committee shall be the “Plan Administrator” and is hereby designated as agent for service of legal process for the Plan.  The Investment Committee shall be a “named fiduciary” of the Plan within the meaning of such term as used in ERISA solely with respect to its power to appoint certain fiduciaries under the Plan and its management of the assets of the Plan.  The Committee shall be a “named fiduciary” of the Plan within the meaning of such term as used in ERISA solely with respect to its power to appoint certain fiduciaries under the Plan and the exercise of its administrative duties set forth in the Plan that are fiduciary acts. The Plan Administrator and named fiduciaries may delegate any and all of their responsibilities and may consult with and hire outside experts.

7.	Section 4.1(e)(1) of the Plan is amended in its entirety to read as follows:

(1)
Unless an Eligible Employee elects otherwise, the Pre-Tax Contributions will be invested in an investment fund designated by the Investment Committee that satisfies the requirements for a “qualified default investment alternative” (QDIA) under regulations issued by the U.S. Department of Labor.   The Eligible Employee may transfer all or a portion of the amounts invested in the QDIA to other investment alternatives under the Plan to the same extent as Participants who affirmatively elected to invest in the QDIA; provided, however, that any such transfer within the first 90 days following the initial automatic Pre-Tax Contribution shall not be subject to any restrictions, fees or expenses (including without limitation surrender charges, liquidation or exchange fees, redemption fees and similar expenses charged in connection with the liquidation of, or transfer from, the QDIA) and following such 90-day period shall not be subject to any such restrictions, fees and expenses that are not otherwise applicable to Participants who affirmatively elected to invest in the QDIA.

8.	Section 7.1 of the Plan is amended in its entirety to read as follows:

7.1	Participant Directed Investments

(a)
A Participant shall have the right to direct the investment of Employee Contributions to be made on his or her behalf in one or more of the Investment Funds in multiples of 1% (or such greater percentage as determined by the Investment Committee), provided that, if no election is in effect, or made, such amounts shall be invested in a fund that has as its objective the preservation of capital, as determined by the Investment Committee.  An investment election with respect to Employee Contributions will be effective for all Employee Contributions made after the date of the election and will remain in effect until the Participant files a new investment election.  A Participant may, at any time, elect to transfer part or all of the value of his or her Employee Contribution Account balance among the Investment Funds in multiples of 1% (or such greater percentage as determined by the Investment Committee).

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(b)
With respect to Employer Contributions that are made in L3 Stock pursuant to Section 4.8, a Participant shall have the right to transfer part or all of his or her Employer Contribution Account balance attributable to such Employer Contributions in one or more of the Investment Funds in multiples of 1% (or such greater percentage as determined by the Investment Committee).  An investment election with respect to Employer Contributions will be effective for the Employer Contributions credited to the Participant’s Employer Contributions Account on the date the election is made.  Employer Contributions that are made in L3 Stock after the date of the election will remain invested in the L3 Stock Fund until the Participant makes an election to transfer such Employer Contributions out of the L3 Stock Fund.

(c)
A Participant shall have the right to direct the investment of his or her Rollover Contributions in one or more of the Investment Funds in multiples of 1% (or such greater percentage as determined by the Investment Committee), provided that, if no election is in effect, or made, such amounts shall be invested in a fund that has as its objective the preservation of capital, as determined by the Investment Committee.  A separate election must be made for each Rollover Contribution.  A Participant may, at any time, elect to transfer part or all of the value of his or her Rollover Contributions Account balance among the Investment Funds in multiples of 1% (or such greater percentage as determined by the Investment Committee).

(d)
Investment elections shall be made electronically with the Recordkeeper in accordance with the procedures established by the Committee and Recordkeeper, and shall be effective as soon as administratively feasible after receipt by the Recordkeeper; provided, however, that the initial investment election for a Rollover Contribution shall be made in writing.

9.	Section 9.10(c) of the Plan is amended in its entirety to read as follows:

(c)
A loan will be made from the Participant’s Accounts in the order determined by administrative procedures and from the Investment Funds in which such Accounts are invested on a pro-rata basis.  Immediately upon the loan being made, the Participant’s Account balance shall be reduced to reflect the outstanding loan balance.  All repayments of principal and interest on the Participant’s note shall be invested in the Investment Funds in accordance with the Participant’s investment election which is in effect at the time of the repayment.  If no election is in effect, or made, the repayments of principal and interest shall be invested in a fund that has as its objective the preservation of capital, as determined by the Investment Committee.

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Effective June 29, 2019	/s/ Melanie Heitkamp
Date	Melanie Heitkamp
Senior Vice President and Chief Human Resources Officer

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